Exhibit 10.5

TRIPADVISOR, INC. RESTRICTED STOCK UNIT AGREEMENT

(Performance Based)

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), dated as of the Grant Date, between Tripadvisor, Inc., a Nevada corporation (the “Company”), and the Eligible Individual designated on the Grant Details (as defined below), describes the terms of an Award of performance-based restricted stock units (“PSUs”) to the Eligible Individual by the Company.

All capitalized terms used herein, to the extent not defined, shall have the meanings set forth in the Company’s 2023 Stock and Annual Incentive Plan (as amended and/or restated from time to time, the “Plan”).

1.
Award and Vesting of PSUs

(a) Subject to the terms and conditions of this Agreement, the Plan and the Grant Details, the Company hereby grants a target number of PSUs set forth in the Grant Details to the Eligible Individual (“Target PSUs”). Reference is made to the “Grant Details” that can be found on the equity plan website of the current professional selected by the Company to administer the Plan (the “Plan Administrator”), currently located at www.netbenefits.fidelity.com (or any successor equity administration system selected by the Company to manage the Plan from time to time), which are hereby incorporated by reference into, and shall be read as part and parcel of, this Agreement.

(b)
The actual number of PSUs earned (the “Earned PSUs”) will be based on the extent to which the Performance Goals established by the Company are achieved relative to the targets over the two-year performance period beginning on January 1, 2025 and ending on December 31, 2026 (the “Performance Period”) and may be more or less than the Target PSUs. No PSUs will be earned or vest unless the Company achieves at least 90% of the applicable revenue targets or 85% of the applicable adjusted EBITDA targets for the Performance Period. If the Company achieves 105% or more of both Performance Metric targets, then 200% of the Target PSUs will become Earned PSUs. In no event will more than 200% of the Target PSUs become Earned PSUs.
(c)
Within sixty (60) days of the completion of the Performance Period, the Committee will determine in its sole discretion the extent to which the Performance Goals have been satisfied and the number of PSUs to which the Eligible Individual is entitled, such PSUs become Earned PSUs (such date referred to as the “Determination Date”).
(d)
Subject to the terms and conditions of this Agreement, the Grant Details, and the Plan, the Earned PSUs will vest 50% on the Determination Date, and the remaining 50% on December 31, 2027. The time before PSUs have vested, during which restrictions apply, shall be referred to as the “PSU Restriction Period”.
2.
Settlement of PSUs

As soon as practicable after any PSUs have vested and are no longer subject to the PSU Restriction Period (but in no event later than thirty (30) days thereafter or, in the case of PSUs that vest on the Determination Date, no later than March 15th of the year following the end of the

Version July 2025

Performance Period), such PSUs shall be settled (“Settlement Date”). Subject to Section 10 (pertaining to the taxes and fees), for each PSU settled pursuant to this Section 2, the Company shall issue one Share and cause to be delivered to the Eligible Individual one or more unlegended, freely-transferable stock certificates in respect of such Shares issued upon settlement of the vested PSUs. Notwithstanding the foregoing and subject to applicable law, the Company shall be entitled to hold the Shares issuable upon settlement of PSUs that have vested until the Company or the Plan Administrator shall have received from the Eligible Individual a duly executed Form W-9 or Form W-8, as applicable and if legally required, as well as such other documents as may be legally required.

3.
Recoupment or “Clawback” Policy

All Awards received and any Shares or other amount or property that may be issued, delivered or paid in respect of the Award, as well as any consideration that may be received in respect of a sale or other disposition of any such Shares or property, will be subject to clawback, cancellation, recoupment, rescission, payback, reduction or other similar action in accordance with the Company’s Clawback Policy (as in effect from time to time and any amendments or successor policies) or similar policy or any applicable law related to such actions. The Eligible Individual’s acceptance of this Award constitutes the Eligible Individual’s acknowledgment of and consent to the Company’s application, implementation and enforcement of the Company’s Clawback Policy or similar policy that may apply to the Eligible Individual, whether adopted before or after the Grant Date, and any applicable law relating to clawback, cancellation, recoupment, rescission, payback or reduction of compensation, and the Eligible Individual’s agreement that the Company may take any actions that may be necessary to effectuate any such policy or applicable law, without further consideration or action.

4.
Non-Transferability of the PSUs

Until the PSUs are settled as provided herein or on the website of the Plan Administrator, the PSUs shall not be transferable by the Eligible Individual by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise. Subject to the limitations on the transferability of the PSUs contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

5.
Rights as a Stockholder

Except as otherwise specifically provided in this Agreement, during the PSU Restriction Period and until the PSUs are settled in Shares, the Eligible Individual shall not be entitled to any rights of a stockholder with respect to the PSUs. Notwithstanding the foregoing, if the Company declares and pays ordinary cash dividends on the Shares prior to the time that the PSUs are settled, the Eligible Individual will be credited with additional amounts for each PSU equal to the dividend that would have been paid with respect to such PSU if it had been an actual Share, which amount shall remain subject to restrictions (and as determined by the Committee may be reinvested in PSUs or may be held in kind as restricted property) and shall vest concurrently with the vesting of the PSUs upon which such dividend equivalent amounts were paid. Notwithstanding the foregoing,

Version July 2025

dividends and distributions other than ordinary cash dividends, if any, may result in an adjustment pursuant to Section 8 below, rather than under this Section 5.

6.
Adjustment in the Event of Change in Stock; Change in Control

(a)
In the event of a Share Change, or a Corporate Transaction, the Committee or the Board, may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to the number of PSUs and the number and kind of shares underlying the PSUs.

(b)
In the case of a Corporate Transaction, such adjustments may include, without limitation (i) the cancellation of the PSUs in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such PSUs, as determined by the Committee or the Board in its sole discretion, (ii) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the shares of Common Stock underlying the PSUs and (iii) in connection with any Disaffiliation, arranging for the assumption of the PSUs, or the replacement of the PSUs with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Subsidiary or Affiliate or by the entity that controls such Subsidiary or Affiliate following such Disaffiliation (as well as any corresponding adjustments to any PSUs that remain based upon securities of the Company).

(c)
Notwithstanding anything to the contrary in the Plan, in the event of a Change in Control:

(i)
prior to December 31, 2026, the Target PSUs will be deemed earned and will vest 50% on December 31, 2026, and 50% on December 31, 2027, subject to any substitutions or adjustments made pursuant to this Section 6;

(ii)
after December 31, 2026 but prior to the Determination Date, the Target PSUs will be deemed earned and will vest 50% on the Date of the Change in Control and 50% on December 31, 2027, subject to any substitutions or adjustments made pursuant to this Section 6; and

(iii)
after the Determination Date, all remaining unvested Earned PSUs will vest on December 31, 2027, subject to any substitutions or adjustments made pursuant to this Section 6.

(d)
The determination of the Committee regarding any substitutions or adjustment or the amount of PSUs awarded, vested and/or distributed pursuant to this Section need not be the same for all Participants and will be final and conclusive.

(e)
Subject to Section 6(c) above, in the event of a Termination of Employment during the three (3) months prior to or twelve (12) months following a Change in Control (the “CIC Period”), the provisions of Section 13 of the Plan shall apply; provided, however, that the

Version July 2025

Committee in its discretion may provide for earlier accelerated vesting in such amounts and on such terms as the Committee shall determine.
7.
Termination of Employment by the Company for Cause
(a)
Notwithstanding the provisions of Section 1(d) above, in the event the Eligible Individual incurs a Termination of Employment by the Company or any Subsidiary or Affiliate for Cause, or the Eligible Individual voluntarily incurs a Termination of Employment within two years after any event or circumstance that would have been grounds for a Termination of Employment for Cause, the Eligible Individual’s unvested PSUs shall be forfeited and canceled in their entirety upon such Termination of Employment.
(b)
For purposes of this Agreement, employment with the Company shall include employment with the Company’s Subsidiaries or Affiliates. The Committee shall have the exclusive discretion to determine whether there has been any Termination of Employment and/or whether and when grounds for a Termination of Employment for Cause existed.
8.
Termination of Employment without Cause or Resignation for Good Reason

In the event of Termination of Employment without Cause or resignation for Good Reason, not within the CIC Period, (i) Target PSUs will remain outstanding until completion of the Performance Period and until the Determination Date, at which time the number of Earned PSUs will be determined by multiplying the total number of Earned PSUs by a fraction, the numerator of which is the number of days the Eligible Individual was employed by or provided services to the Company or any of its Subsidiaries or Affiliates during the Performance Period and the denominator is the total number of days in the Performance Period (the “Pro-Rated PSUs”) and (ii) the Pro-Rated PSUs will vest in accordance with the vesting schedule described in Section 1 above.

9.
Death or Disability

In the event of a Termination of Employment due to the Eligible Individual’s death or Disability, (i) that occurs prior to the Determination Date, the Target PSUs will be deemed earned at target and will accelerate and vest as of the date of the Termination of Employment or (ii) that occurs after the Determination Date, all Earned PSUs will accelerate and vest as of the date of the Termination of Employment.

10.
Taxes, Fees and Withholding
(a)
The Company agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of Shares received by an Eligible Individual in connection with the PSUs, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.
(b)
Regardless of any action taken by the Company or its Affiliates or Subsidiaries with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Eligible Individual is and remains the Eligible Individual’s responsibility. None of the Company or its Affiliates or Subsidiaries (i) make any

Version July 2025

representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant and vesting of the PSUs and the receipt of cash or any dividends or dividend equivalents with respect thereto; and (ii) commits to structure the terms of the Award or any aspect of the PSUs to reduce or eliminate the Eligible Individual’s liability for Tax-Related Items.
(c)
In the event that the Company, a Subsidiary or an Affiliate is required to withhold any Tax-Related Items as a result of the Award or vesting of the PSUs, or the receipt of cash or any dividends or dividend equivalents, the Eligible Individual shall pay or make adequate arrangements satisfactory to the Company or the applicable Subsidiary or Affiliate to satisfy all withholding and payment on account of obligations of the Company or the applicable Subsidiary and/or Affiliate. The obligations of the Company under this Agreement shall be conditioned on compliance by the Eligible Individual with this Section 10. In this regard, the Eligible Individual authorizes the Company and/or its Subsidiaries or Affiliates to withhold all applicable Tax-Related Items legally payable by the Eligible Individual from the Eligible Individual’s wages or other cash compensation paid to the Eligible Individual by the Company and/or its Subsidiary or Affiliate. In connection herewith, the Eligible Individual (i) authorizes, empowers and directs the Company and the Plan Administrator (or such brokerage firm as is contracted to manage the Company’s employee equity award program, the “Broker”) to sell, at the market price and on the Settlement Date or as soon thereafter as is practicable, the number of Shares sufficient to pay the Tax-Related Items, and (ii) agrees to indemnify and hold harmless the Broker and the Company from and against all losses, liabilities, damages, claims and expenses, including reasonable attorneys’ fees and court costs, arising out of carrying out such actions. Finally, the Eligible Individual will pay to the Company or the applicable Subsidiary or Affiliate any amount of Tax-Related Items that the Company or the applicable Subsidiary or Affiliate may be required to withhold as a result of the Eligible Individual’s participation in the Plan or the Award that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares underlying the PSU if the Eligible Individual fails to comply with the Eligible Individual’s obligations in connection with the Tax-Related Items as described in this Section.
11.
Other Restrictions

(a) If at any time the Committee determines that (i) the listing, registration or qualification of the Shares subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body is required, then, in any such event, the Award shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

(b) The Eligible Individual acknowledges that the Eligible Individual is subject to the Company’s policies regarding compliance with securities laws, including but not limited to its Insider Trading Policy (as in effect from time to time and any successor policies), and, pursuant to these policies, if the Eligible Individual is on the Company’s insider list, the Eligible Individual shall be required to obtain pre-clearance from the Company’s Chief Compliance Officer prior to purchasing or selling any of the Company’s securities, including any Shares issued upon vesting of the PSUs, and may be prohibited from selling such Shares other than during an open trading window. The Eligible Individual further acknowledges that, in its discretion, the Company may

Version July 2025

prohibit the Eligible Individual from selling such Shares even during an open trading window if the Company has concerns over the potential for insider trading.

12.
Nature of Award

In accepting the Award, the Eligible Individual acknowledges that:

(a)
the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;
(b)
the Award is voluntary and occasional and does not create any contractual or other right to receive future awards, or benefits in lieu of awards, even if awards have been made repeatedly in the past;
(c)
all decisions with respect to future awards, if any, will be at the sole discretion of the Company;
(d)
the Eligible Individual’s participation in the Plan will not create a right to further employment or service with the Company, its Subsidiaries or Affiliates and shall not interfere with the ability of the Company or its Subsidiaries or Affiliates to terminate the Eligible Individual’s employment or service relationship at any time with or without Cause;
(e)
the Eligible Individual is voluntarily participating in the Plan;
(f)
the Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;
(g)
in the event that the Eligible Individual is not an employee of the Company, a Subsidiary or an Affiliate, the Award will not be interpreted to form an employment contract or relationship with the Company; and
(h)
in consideration of the Award, no claim or entitlement to compensation or damages shall arise from termination of the Award or diminution in value of the Award resulting from the Eligible Individual’s Termination of Employment by the Company, a Subsidiary or an Affiliate (for any reason whatsoever and whether or not in breach of local labor laws) and the Eligible Individual irrevocably releases the Company or the applicable Subsidiary or Affiliate from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Eligible Individual will be deemed irrevocably to have waived the Eligible Individual’s entitlement to pursue such claim.
13.
No Advice Regarding Grant.

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Eligible Individual’s participation in the Plan, or the

Version July 2025

Eligible Individual’s acquisition or sale of the underlying Shares. The Eligible Individual is hereby advised to consult with the Eligible Individual’s own personal tax, legal and financial advisors regarding the Eligible Individual’s participation in the Plan, receipt of the Award and/or the vesting, settlement or disposition of the Award before taking any action related to the Plan or the Award.

14.
Notices

Any notices, communications or changes to this Agreement shall be communicated (either directly by the Company or indirectly through any of its Subsidiaries, Affiliates or the Plan Administrator) to the Eligible Individual electronically via email (or otherwise in writing to the Eligible Individual’s last address reflected in the Company’s records) promptly after such change becomes effective.

15.
Effect of Agreement; Severability

Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company. The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

16.
Laws Applicable to Construction; Consent to Jurisdiction
(a)
The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware. In addition to the terms and conditions set forth in this Agreement, the PSUs are subject to the terms and conditions of the Plan, which are hereby incorporated by reference.
(b)
Any and all disputes arising under or out of this Agreement, including without limitation any issues involving the construction, enforcement or interpretation of any of the provisions of this Agreement, shall be resolved by the Committee or its authorized delegate. Such determination or resolution by the Committee or its authorized delegate will be final, binding and conclusive for all purposes.
17.
Conflicts; Interpretation and Correction of Errors
(a)
In the event of any (i) conflict between the Grant Details, this Agreement, any information posted on the system of the Plan Administrator and/or the books and records of the Company, or (ii) ambiguity in the Grant Details, this Agreement, any information posted on the system of the Plan Administrator and/or the books and records of the Company, the Plan shall control.
(b)
The Committee shall have the power to interpret the Plan, this Agreement, the Grant Details, any information posted on the system of the Plan Administrator and/or in the books and records of the Company, and to adopt such rules for the administration, interpretation and application of the Plan and the Award as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any PSUs have

Version July 2025

vested). All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Eligible Individual, the Company and all other interested parties. The Committee shall not be personally responsible for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement. The Committee shall, in their absolute discretion, determine when any conditions have been fulfilled.
(c)
In the event that, due to administrative error, this Agreement does not accurately reflect an award properly granted to the Eligible Individual pursuant to the Plan, the Company, acting through the executive compensation and benefits team, reserves the right to cancel any erroneous document and, if appropriate, to replace the cancelled document with a corrected document.
18.
Data Privacy
(a)
The Eligible Individual understands that the Company, its Subsidiaries and Affiliates and/or Plan Administrator may hold certain personal information about the Eligible Individual, including, but not limited to, the Eligible Individual’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Eligible Individual’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). The Eligible Individual hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Eligible Individual’s Data as described in this document by and among, as applicable, the Company and its Subsidiaries or Affiliates for the exclusive purpose of implementing, administering and managing the Eligible Individual’s participation in the Plan.
(b)
The Eligible Individual understands that Data will be transferred to the Plan Administrator, or such other stock plan service provider as may be selected by the Company in the future to assist the Company with the implementation, administration and management of the Plan. The Eligible Individual understands that the recipients of the Data may be located in the United States or elsewhere and that the recipients’ country may have different data privacy laws and protections than the Eligible Individual’s country. The Eligible Individual authorizes the Company, its Subsidiaries and Affiliates, the Plan Administrator and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Eligible Individual’s participation in the Plan.
(c)
The Eligible Individual understands that the Eligible Individual may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Eligible Individual’s local human resources representative. The Eligible Individual understands, however, that refusing or withdrawing the Eligible Individual’s consent may affect the Eligible Individual’s ability to participate in the Plan. For more information on the consequences of the Eligible Individual’s refusal to consent or withdrawal of consent, the Eligible Individual may contact the Eligible Individual’s local human resources representative.

Version July 2025

19.
Amendment
(a)
The Company may modify, amend or waive the terms of this Award, prospectively or retroactively, but no such modification, amendment or waiver shall materially impair the rights of the Eligible Individual without the Eligible Individual’s consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
(b)
This Award and payments made pursuant to this Agreement and the Plan are intended to qualify for an exemption from, or comply with, Section 409A of the Code. If the Company makes a good faith determination that any compensation provided under this Agreement is likely to be subject to the additional tax imposed by Section 409A of the Code, the Company may, to the extent it deems necessary or advisable, modify this Agreement, without the Eligible Individual’s consent, to reduce the risk that such additional tax will apply, in a manner designed to preserve the material economic benefits intended to be provided to the Eligible Individual under this Agreement (other than any diminution of such benefit that may be attributable to the time value of money resulting from a delay in the timing of payments hereunder for a period of approximately six months or such longer period as may be required).
20.
Choice of Language

The Eligible Individual has received this Agreement and any other related communications and consents to having received these documents solely in English. If, however, the Eligible Individual receives this or any other document related to the Plan translated into a language other than English and if the translated version is different from the English version in any way, the English version will control.

21.
Electronic Delivery

The Company may, in its sole discretion, decide to deliver any documents related to the Award and participation in the Plan or future awards that may be awarded under the Plan by electronic means or to request the Eligible Individual’s consent to participate in the Plan by electronic means. The Eligible Individual hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

By participating in the Plan and receiving this Award, the Eligible Individual agrees to be bound by the terms and conditions of the Plan and this Agreement, including the Grant Details.

Version July 2025